This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase dated November 28, 1997 (the "Offer to Purchase") and the related Letter of Transmittal and is being made to all holders of
     Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction or any administrative or judicial action pursuant thereto. In any jurisdiction where securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Zephyros Acquisition Corporation by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                          DEFLECTA-SHIELD CORPORATION

                                       AT

                              $16.00 NET PER SHARE

                                       BY

                        ZEPHYROS ACQUISITION CORPORATION

         A WHOLLY-OWNED SUBSIDIARY OF LUND INTERNATIONAL HOLDINGS, INC.

    Zephyros Acquisition Corporation, a Delaware corporation (the "Purchaser") and a wholly-owned subsidiary of Lund International Holdings, Inc., a Delaware corporation ("Lund"), is offering to purchase any and all of the issued and outstanding shares of common stock (the "Common Stock"), par value $.01 per share (the "Shares"), of Deflecta-Shield Corporation, a Delaware corporation (the "Company"), at a price of $16.00 per Share (the "Offer Price"), net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer").

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
       TIME, ON FRIDAY, DECEMBER 26, 1997, UNLESS THE OFFER IS EXTENDED.

    The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of November 25, 1997 (the "Merger Agreement"), by and among Lund, the Purchaser and the Company. The Merger Agreement provides that, among other things, as soon as practicable after the completion of the Offer and satisfaction or waiver, if permissible, of all conditions to the Merger (as defined below), the Purchaser will be merged with and into the Company and the separate corporate existence of the Purchaser will thereupon cease. The merger, as effected pursuant to the immediately preceding sentence, is referred to herein as the "Merger," and the Company, as the surviving corporation to the Merger, is sometimes herein referred to as the "Surviving Corporation." At the effective time of the Merger (the "Effective Time"), each Share of Common Stock of the Company then outstanding (other than Shares held in the treasury of the Company or owned by Lund, the Purchaser or any direct or indirect wholly-owned subsidiary of Lund or of the Company, and other than Shares held by stockholders who properly perfect their appraisal rights under Delaware law) will be cancelled and extinguished and converted into the right to receive the Offer Price or any higher price per Share paid in the Offer, in cash payable to the holder thereof without interest.
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    The Board Of Directors of the Company has unanimously approved the Merger
Agreement and the transactions contemplated thereby, including the Offer and the Merger, and determined that the terms of Offer and the Merger are fair to, and in the best interests of, the holders of the Common Stock, and unanimously recommends that stockholders accept the offer and tender their shares.

    The Offer and the obligation to accept Shares for payment are conditioned upon only (i) there being validly tendered and not withdrawn prior to the expiration of the Offer, that number of Shares which represents at least a majority of the Shares of Common Stock of the Company outstanding on a fully diluted basis (the "Minimum Condition"), and (ii) the satisfaction of certain other conditions. As used herein, "fully diluted basis" takes into account issued and outstanding Shares and the conversion or exercise of all outstanding options and other rights and securities exercisable or convertible into Shares.

    As a condition and inducement to Lund's and the Purchaser's entering into the Merger Agreement and incurring the liabilities therein, the two largest stockholders of the Company (collectively, the "Stockholders"), the holders, as of the date hereof, of an aggregate of approximately 36.2% of the outstanding Shares of Common Stock of the Company on a fully diluted basis, concurrently with the execution and delivery of the Merger Agreement, entered into Stockholder Agreements (the "Stockholder Agreements") with Lund. Pursuant to the Stockholder Agreements, the Stockholders have agreed, among other things, subject to the terms thereof, to tender their Shares in the Offer.

    For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to the Purchaser and not withdrawn as, if and when the Purchaser gives oral or written notice to IBJ Schroder Bank & Trust Company (the "Depositary") of the Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering stockholders. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or a timely Book-Entry Confirmation (as defined in the Offer to Purchase) with respect thereto), (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) and (iii) any other documents required by the Letter of Transmittal. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE TO BE PAID BY THE PURCHASER FOR THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

    Except as otherwise provided below, tenders of Shares are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date (as defined in the Offer to Purchase) and, unless theretofore accepted for payment and paid for by the Purchaser pursuant to the Offer, may also be withdrawn at any time after January 26, 1998.

    For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If certificates for Shares evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution (as defined in the Offer to Purchase), the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedures for book-entry transfer set forth in Section 3 of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the appropriate Book-Entry Transfer Facility (as defined in the Offer to Purchase) to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by again
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following one of the procedures described in Section 3 of the Offer to Purchase any time prior to the Expiration Date.

    All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its reasonable discretion. None of the Purchaser, Lund, the Depositary, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal, or incur any liability for failure to give any such notification.

    Pursuant to the Merger Agreement, the Purchaser has the right, in certain circumstances, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and accordingly, the payment for, any Shares, by giving oral or written notice of such extension to the Depositary. Pursuant to the Merger agreement, the Parent shall cause the Purchaser to perform and comply timely with all of the Purchaser's obligations in or with respect to the Offer.

    The information required to be disclosed by paragraph (e)(1)(vii) of Rule 14d-6 promulgated under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

    The Company has provided the Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase, the Letter of Transmittal and the related relevant documents will be mailed by the Purchaser to record holders of Shares, and will be furnished by the Purchaser to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list, or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

    THE OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

    Questions and requests for assistance or additional copies of the Offer to Purchase, Letter of Transmittal and other tender offer documents may be directed to the Information Agent, at the address and telephone numbers set forth below, and copies will be furnished at the Purchaser's expense. The Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Information Agent) for making recommendations or soliciting tenders in connection with the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                               MORROW & CO., INC.
                                909 Third Avenue
                                   20th Floor
                            New York, New York 10022
                                 (212) 754-8000
                           Toll Free: (800) 566-9061

                     Banks and Brokerage Firms please call:
                                 (800) 662-5200

November 28, 1997